Exhibits 5 and 23.1

VISCHER Ltd

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 58 211 33 00

Fax +41 58 211 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 58 211 34 00

Fax +41 58 211 34 10

Civil Law Notaries in
Basel-City

Registered

AC Immune SA
EPFL Innovation Park

Building B
1015 Lausanne

Basel, 5 August 2019

AC Immune SA – Registration Statement on Form S-8

Dear Sir or Madam,

This opinion is being rendered at the request of AC Immune SA (the "Company") in connection with the Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on 5 August 2019 (the "Form S-8", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), of common shares in the Company, each share currently having a par value of CHF 0.02 (the "Shares"), which may be issued from time to time under the Plan (as defined below). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

We understand that the Company is party to the AC Immune SA 2016 Stock Option and Incentive Plan, as amended and restated effective 28 June 2019 (the "Plan").

I.	Basis of opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by Swiss courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

VISCHER

For the purpose of giving this opinion, we have only examined the following documents:

a)	an original excerpt from the register of commerce of the Canton of Vaud with regard to the Company certified by such register of commerce as of 30 July 2019 (the "Excerpt");

b)	an original copy of the notarized articles of association (Statuten) of the Company dated 5 August 2019 (the "Articles"), to be filed with the Commercial Register of the Canton of Vaud;

c)	a pdf copy of the Plan;

d)	a pdf copy of the resolutions of the board of directors of the Company (the "Board") taken on 28 June 2019 with respect to the Plan.

The documents referred to above in paragraphs a) to d) are referred to together as the "Documents".

We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.	Assumptions

In rendering the opinion below, we have assumed:

a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined;

c)	the legal capacity, power and authority of each of the parties (other than the Company) to enter into and perform its obligations under the Plan as well as the due authorization, execution and delivery of the Plan or any document thereunder by each of the parties thereto (including the Company) and that all consents or approvals from and filings, registrations and notifications with or to all governmental authorities (other than in Switzerland) required in connection with the execution, delivery and performance of the Plan have been obtained or made and are in full force and effect;

d)	the Plan is in full force and effect, has not been rescinded, either in whole or in part, by the Board and that there is no matter affecting the authority of the Board to approve the adoption or assumption of the Plan and filing of the registration statement which would have any adverse implication in relation to the opinions expressed herein;

e)	the Plan constitutes legal, valid, binding and enforceable obligations of the Company under the governing law;

VISCHER

f)	all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the Plan have been duly obtained and are and will remain in full force and effect;

g)	the exercise of the options under the Plan will be conducted in writing in the manner described in the Plan;

h)	the exercise price of any option granted is at least the current par value of CHF 0.02 per Share and is paid by the option holder to the Company;

i)	at the time of any issuance of Shares under the Plan, the Company will have according to article 3c of the Articles of Association sufficient conditional share capital to issue the required number of new Shares to be delivered to option holders exercising options granted under the Plan; and

j)	that (i) the requisite reports of the Company's auditors according to article 653f of the Swiss Code of Obligations (the "SCO"), (ii) the amendments of the Articles of Association according to article 653g SCO, and (iii) the entry of the corresponding share capital increase into the Commercial Register of the Canton of Vaud will be given or made.

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	The Company is duly incorporated and validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland, having unlimited corporate existence and the capacity to carry out its business, to own its property and to sue and to be sued in its own name.

VISCHER

b)	The Shares when issued and paid for in accordance with the Articles of Association and, provided the issue price for such Shares has been fully paid-in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Shares).

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, any representations and warranties made by the parties to the Plan or any matters of fact.

b)	The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. In particular we express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

c)	We express no opinion as to the accuracy or completeness of the information contained in the Form S-8.

* * *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Each person relying on this opinion agrees, in so relying, that only VISCHER AG shall have any liability in connection with this opinion, that the agreement in this Section IV and all liability and other matters relating to this opinion shall be governed exclusively by Swiss law and that the courts in Zurich, Switzerland shall have exclusive jurisdiction to settle any dispute relating to this opinion.

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VISCHER

We hereby consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

VISCHER AG

/s/ Matthias Staehelin
Matthias Staehelin